optionsXpress Announces Record Third Quarter 2007 Results

CHICAGO, IL, October 23, 2007 – optionsXpress Holdings, Inc. (NasdaqGS: OXPS) today reported record results for the three months ended September 30, 2007. Highlights from the third quarter 2007 included:

•	Record revenues of $64.1 million, a 46% increase year-over-year

•	Record net income of $25.3 million, or $0.40 per diluted share

•	Record daily average revenue trades (DARTs) of 36,900, a 53% increase year-over-year

•	Net new account growth of 12,500 during the quarter, resulting in 247,800 customer accounts, a 26% increase year-over-year

•	Industry-leading 64.5% pre-tax margins

•	$5.6 billion in customer assets on September 30, 2007, a 32% increase year-over-year

“Our strong results in the third quarter continued to validate our strategy of driving profitable growth by focusing on self-directed retail investors who use options and futures as part of their investing strategy,” remarked David Fisher, Chief Executive Officer of optionsXpress. “New account growth climbed to its highest level in a year and customer assets were 32% higher than a year ago. We have seen steady improvement in our marketing over the last nine months and believe there is opportunity for additional gains.”

For the third quarter, DARTs were 36,900, up 53% from 24,100 in the third quarter of 2006, and up 13% from 32,700 in the second quarter of 2007. Trades per account on an annualized basis were 38, up from 32 in the third quarter of 2006, and up from 36 in the second quarter of 2007. Net revenues increased 46% over the third quarter of 2006 and 8% over the second quarter of 2007. Resulting net income was $25.3 million, or $0.40 per share on a diluted basis, a 55% increase from $16.3 million in the third quarter of 2006.

“Heightened volatility in the market contributed to customer activity reaching its highest level in more than a year. In particular, with their ability to employ diverse strategies with options, our customers displayed resilience in September following a difficult market environment in August,” commented Adam DeWitt, Chief Financial Officer of optionsXpress. “The increase in trading activity offset a lower average commission, which was impacted by the new rates on option spread trades that we introduced at the beginning of August.”

During the quarter, optionsXpress announced a dividend of $0.0625 per share. The total amount of the dividend was approximately $3.9 million and was paid to shareholders on September 27, 2007.

Outlook
“While higher customer activity levels partly contributed to our record results, the critical long-term drivers of account growth and asset growth have gained momentum,” noted David Fisher. “We continue to focus on product innovation, education, and delivering the best experience for investors and believe this will support the ever-evolving needs of our customers and can drive meaningful growth for optionsXpress. We expect to complete our integration of XpressTrade’s full-featured futures platform during the fourth quarter, creating the industry’s most robust web-based platform enabling customers to invest in options, stocks and over 100 futures products side-by-side.”

Conference Call
A conference call will be broadcast live on Tuesday, October 23, 2007, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) at http://www.optionsxpress.com/investor. Subscribed users can also access the broadcast at http://www.streetevents.com. An online replay will be available approximately two hours after the call and can be accessed in the Investor Relations’ Calendar of Events portion of the website.

About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc., a pioneer in equity options and futures trading, offers an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. optionsXpress Holdings subsidiaries include optionsXpress, Inc., a retail online brokerage specializing in options and futures, and brokersXpress, LLC, an online trading and reporting platform for independent investment professionals. Barron’s named optionsXpress the number one online broker for four years in a row (2003 to 2006) and Kiplinger’s Personal Finance named it the top discount broker in 2006.

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:
Investor Inquiries:	Media Inquiries:
Victoria Paris Ashton Partners (312) 553-6715	Josh Inglis Strategics, Inc. (312) 346-2007

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Three Months Ended		Change
	9/30/2007	9/30/2006	$	%
Revenues:
Commissions	$39,606	$28,363	$11,243	40%
Other brokerage related revenue	9,640	7,909	1,731	22%
Interest revenue and fees	16,163	7,799	8,364	107%
Interest expense	2,009	286	1,723	n/m

Net interest revenue and fees	14,154	7,513	6,641	88%
Other income	689	52	637	n/m
Net revenues	$64,089	$43,837	$20,252	46%

Expenses:
Brokerage, clearing and other
related expenses	5,336	5,292	44	1%
Compensation and benefits	6,861	5,566	1,295	23%
Advertising	3,565	1,751	1,814	104%
Quotation services	1,900	1,475	425	29%
Depreciation and amortization	1,555	915	640	70%
Technology and telecommunications	930	713	217	30%
Other	2,597	1,724	873	51%
Total expenses	$22,744	$17,436	$5,308	30%

Income before income taxes	41,345	26,401	14,944	57%
Income taxes	16,080	10,139	5,941	59%
Net income	$25,265	$16,262	$9,003	55%

Basic earnings per share	$0.40	$0.26	$0.14	54%
Diluted earnings per share	$0.40	$0.26	$0.14	54%
Weighted average shares
outstanding — basic	62,965	62,360	605	1%
Weighted average shares
outstanding — diluted	63,159	62,600	559	1%

	Nine Months Ended		Change
	9/30/2007	9/30/2006	$	%
Revenues:
Commissions	$109,917	$92,815	$17,102	18%
Other brokerage related revenue	26,609	25,303	1,306	5%
Interest revenue and fees	45,446	19,447	25,999	134%
Interest expense	5,209	286	4,923	n/m

Net interest revenue and fees	40,237	19,161	21,076	110%
Other income	1,454	307	1,147	374%
Net revenues	$178,217	$137,586	$40,631	30%

Expenses:
Brokerage, clearing and other
related expenses	14,833	16,919	(2,086)	(12%)
Compensation and benefits	19,833	15,456	4,377	28%
Advertising	10,581	5,303	5,278	100%
Quotation services	5,561	4,235	1,326	31%
Depreciation and amortization	4,141	2,440	1,701	70%
Technology and telecommunications	2,695	2,139	556	26%
Other	6,571	5,616	955	17%
Total expenses	$64,215	$52,108	$12,107	23%

Income before income taxes	114,002	85,478	28,524	33%
Income taxes	44,286	33,173	11,113	34%
Net income	$69,716	$52,305	$17,411	33%

Basic earnings per share	$1.11	$0.84	$0.27	32%
Diluted earnings per share	$1.10	$0.84	$0.26	31%
Weighted average shares
outstanding — basic	62,897	62,298	599	1%
Weighted average shares
outstanding — diluted	63,099	62,605	494	1%

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Period Ended		Change
	9/30/2007	12/31/2006	$	%
Assets:
Cash and cash equivalents	$43,765	$76,590	($32,825)	(43%)
Short-term investments	141,525	118,075	23,450	20%
Funds segregated in compliance with
federal regulations	604,548	281,288	323,260	115%
Receivables from brokerage customers, net	162,887	139,080	23,807	17%
Receivables from brokers, dealers and
clearing organizations	24,030	21,601	2,429	11%
Deposits with clearing organizations	24,433	38,115	(13,682)	(36%)
Fixed assets, net	12,388	6,619	5,769	87%
Goodwill	28,690	79	28,611	n/m
Other intangible assets, net	4,125	—	4,125	n/a
Other assets	8,954	6,077	2,877	47%
Total assets	$1,055,345	$687,524	$367,821	53%

Liabilities and stockholders’ equity:
Liabilities
Payables to brokerage customers	$783,581	$476,890	$306,691	64%
Payables to brokers, dealers and clearing
organizations	2,946	17,422	(14,476)	(83%)
Accounts payable and accrued liabilities	14,874	8,748	6,126	70%
Current and deferred income taxes	1,917	3,636	(1,719)	(47%)

Total liabilities	803,318	506,696	296,622	59%
Stockholders’ equity	252,027	180,828	71,199	39%

Total liabilities and stockholders'
equity	$1,055,345	$687,524	$367,821	53%

optionsXpress Holdings, Inc.
Statistical Operating Data

	Three Months Ended		Change
	9/30/2007	9/30/2006	$ or #	%
Number of customer accounts (at period end)(1)	247,800	196,400	51,400	26%
Daily average revenue trades (‘‘DARTs’’)(2)	36,900	24,100	12,800	53%
Customer trades per account (3)	38	32	6	19%
Average commission per trade	$17.16	$18.84	($1.68)	(9%)
Option trades as a % of total trades	66%	75%	(9%)
Advertising expense per net new
customer account (4)	$285	$130	$155	119%
Total client assets (000s)	$5,621,323	$4,263,623	$1,357,700	32%
Client margin balances (000s)	$166,146	$120,261	$45,885	38%

	Nine Months Ended		Change
	9/30/2007	9/30/2006	$ or #	%
Number of customer accounts (at period end)(1)	247,800	196,400	51,400	26%
Daily average revenue trades (‘‘DARTs’’)(2)	33,500	27,300	6,200	23%
Customer trades per account (3)	37	39	(2)	(5%)
Average commission per trade	$17.61	$18.12	($0.51)	(3%)
Option trades as a % of total trades	66%	74%	(8%)
Advertising expense per net new
customer account (4)	$309	$115	$194	169%
Total client assets (000s)	$5,621,323	$4,263,623	$1,357,700	32%
Client margin balances (000s)	$166,146	$120,261	$45,885	38%

(1) Customer accounts are open, numbered accounts.
(2) DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.
(3) Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.
(4) Calculated based on total net new customer accounts opened during the period.